Exhibit 99.1

Dyax Corp. Announces Second Quarter 2015 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--July 29, 2015--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2015. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates on DX-2930, KALBITOR® (ecallantide) and the Licensing and Funded Research Portfolio (LFRP). The Company will also provide an introductory overview of its internal development candidates.

Recent highlights include:

  Receipt of Breakthrough Therapy designation from the U.S. Food and Drug Administration (FDA) for the investigation of DX-2930 for hereditary angioedema (HAE);
  Total revenue for the second quarter of 2015 of $26.4 million, including:
    KALBITOR net sales of $17.8 million and
    Royalty revenue of $4.4 million, as well as
  Cash, cash equivalents and investments at June 30, 2015 totaled $394.2 million.

2015 Second Quarter Financial Results

Total revenues for the quarter ended June 30, 2015 were $26.4 million, as compared to $19.6 million for the comparable quarter in 2014. The second quarter 2015 revenues included $17.8 million of KALBITOR net sales, as compared to $16.6 million for the same period in 2014, as well as royalties of approximately $4.4 million based on sales of Eli Lilly and Company’s CYRAMZA® (ramucirumab). For the six months ended June 30, 2015, total revenues were $46.8 million, compared to $33.7 million for the same period in 2014. The six-month 2015 revenues included $33.8 million of KALBITOR net sales, as compared to $29.1 million in the 2014 period, as well as CYRAMZA royalties of approximately $7.8 million. The third quarter of 2014 was the first period in which we recorded royalty revenue.

Dyax expects quarterly and annual revenues to fluctuate. For KALBITOR, revenue fluctuations are primarily due to variability in the rate at which individual patients utilize KALBITOR to treat attacks (particularly among patients who experience and treat frequent attacks), as well as the timing and amount of distributor demand. For the LFRP, revenue fluctuations may be caused by the timing of any future milestone payments, the clinical activities of our licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the second quarter of 2015 were $1.4 million, as compared to $975,000 for the same quarter in 2014. For the six months ended June 30, 2015, cost of product sales were $3.5 million, as compared to $1.8 million for the same period in 2014.

Cost of royalties for the second quarter of 2015 were $2.2 million, consisting of pass-through fees under an LFRP cross-licensing arrangement. For the six months ended June 30, 2015, cost of royalties were $3.9 million.

Research and development expenses at Dyax are primarily related to the following: 1) the DX-2930 development program, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax under the LFRP. Research and development expenses for the second quarter of 2015 were $14.5 million, as compared to $8.5 million for the same quarter in 2014. For the six months ended June 30, 2015, research and development expenses were $24.8 million, as compared to $15.3 million for the same period in 2014. The 2015 increases are primarily related to costs associated with DX-2930 development.

Selling, general and administrative expenses were $14.2 million for the second quarter of 2015, as compared to $10.6 million for the same quarter in 2014. For the six months ended June 30, 2015, selling, general and administrative costs were $25.2 million, as compared to $20.1 million for the same period in 2014. The higher selling, general and administrative costs in 2015 were due to increased charges for non-cash stock compensation expense, as well as increased sales and marketing costs supporting KALBITOR commercial efforts.

For the quarter ended June 30, 2015, Dyax reported a net loss of $8.4 million or $0.06 per share attributable to common stockholders, as compared to a net loss of $3.1 million or $0.02 per share for the same quarter in 2014. For the six months ended June 30, 2015, Dyax reported a net loss of $15.7 million or $0.11 per share attributable to common stockholders, as compared to a net loss of $8.8 million or $0.07 per share for the same period in 2014.

As of June 30, 2015, Dyax had cash, cash equivalents, and investments totaling $394.2 million, exclusive of restricted cash.

Financial Guidance

Dyax has reiterated its revenue guidance for 2015. Revenue guidance includes two components:

  KALBITOR net sales in the range of $60-70 million.
  Development and license fees in the range of $7-9 million. These fees exclude all potential royalties which would be earned from licensees' sales of LFRP product.

The Company has revised its operating costs and expenses (cost of product sales, research and development expenses, and selling, general and administrative costs) which are expected to be in the range of $120-125 million, an increase from its previous guidance of $105-110 million. This increase is due to costs associated with the acceleration of the DX-2930 development program and non-cash stock compensation charges.

Webcast and Conference Call
Date:	Wednesday, July 29, 2015
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:

Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/events.cfm) and follow instructions for accessing the live webcast. Participants may register in advance. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company is developing DX-2930, a fully human monoclonal antibody, for the prevention of HAE attacks. In March 2015, the Company reported positive safety, pharmacokinetic, biomarker and proof-of-concept efficacy results from its Phase 1b clinical trial of DX-2930 in HAE patients. DX-2930 has received Fast Track and Breakthrough Therapy designations from the FDA. Additionally, Dyax markets KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 12 years of age and older.

Both DX-2930 and KALBITOR were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology under its Licensing and Funded Research Portfolio (LFRP). The current portfolio includes one FDA approved product, Eli Lilly and Company’s CYRAMZA (ramucirumab), for which Dyax receives royalties, and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future milestones and royalties.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for cash flow from KALBITOR and the LFRP; and financial guidance for projected revenues, KALBITOR net sales and operating costs and expenses for 2015. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax's business, including: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR's market share; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; Dyax's dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture, quality control and storage of KALBITOR; Dyax's dependence on the expertise, effort, priorities and contractual obligations of licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether and when new product candidates in the LFRP will achieve development and regulatory milestones and be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax's dependence on key management and other risk factors described or referred to Item 1A, "Risk Factors" in Dyax's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CYRAMZA is a trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

- financial tables follow -

DYAX CORP. SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$17,760	$16,582	$33,773	$29,089
Development and license fees	4,228	3,003	5,260	4,613
Royalty revenue	4,385	-	7,758	-

Total revenues, net	$26,373	$19,585	$46,791	$33,702

Costs and expenses:
Cost of product sales	1,423	975	3,519	1,760
Cost of royalty revenues	2,192	-	3,879	-
Research and development	14,510	8,456	24,752	15,325
Selling, general and administrative	14,153	10,565	25,194	20,054

Total costs and expenses	32,278	19,996	57,344	37,139

Loss from operations	(5,905)	(411)	(10,553)	(3,437)

Other income (expense):
Interest and other income	203	73	291	111
Interest and other expense	(2,709)	(2,723)	(5,420)	(5,446)
Total other expense	(2,506)	(2,650)	(5,129)	(5,335)

Net loss	$(8,411)	$(3,061)	$(15,682)	$(8,772)

Basic and diluted net loss per share	$(0.06)	$(0.02)	$(0.11)	$(0.07)

Shares used in computing basic and diluted net loss per share	144,703,202	135,873,613	140,791,906	130,277,157

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION (Unaudited)

	June 30,	December 31,
	2015	2014
	(In thousands)
Assets

Cash, cash equivalents and investments	$394,157	$184,652
Accounts receivable, net	10,938	12,221
Inventory	11,352	7,228
Fixed assets	5,158	4,631
Restricted cash	1,100	1,100
Other assets	5,035	7,301

Total assets	$427,740	$217,133

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$18,207	$18,532
Deferred revenue	7,398	7,574
Note payable and other long-term debt	82,111	82,165
Other long-term liabilities	2,863	3,059

Total liabilities	110,579	111,330

Common and preferred stock and additional paid-in capital	878,660	651,616
Accumulated deficit and other comprehensive income	(561,499)	(545,813)

Total stockholders' equity	317,161	105,803

Total liabilities and stockholders' equity	$427,740	$217,133

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Director, Investor Relations
and Corporate Communications
jrobinson@dyax.com